CODE OF ETHICS

WesMark Funds and WesBanco Investment Department

WesMark Funds’ (the “Trust”) and WesBanco Investment Department’s (the “Adviser”) overarching duty is the fiduciary obligation to its clients. To ensure that this obligation is met, we must:

•	Place the interests of our clients first;
•	Comply with applicable securities laws and regulations;[1]
•	Maintain the integrity of our business by promoting ethical conduct and a culture of compliance;
•	Avoid actual or potential conflicts of interest, or any abuse of positions of trust and responsibility;
•	Conduct personal securities transactions and other activities in a manner consistent with the Code of Ethics (the “Code).

Definitions

“Access Person” means any Advisory Person of a Fund or a Fund’s Investment Adviser, and all of a Fund’s directors, officers, and general partners.

“Advisory Person” of a Fund or a Fund’s Investment Adviser means any director, officer or employee of the Fund or Investment Adviser who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Reportable Securities by a Fund; or whose functions relate to the making of any recommendation with respect to such purchases or sales; and any natural person in a control relationship to the Fund or Investment Adviser who obtains information concerning recommendations made to the Fund with regard to such purchases or sales.

“Fund” means an investment company registered under the Investment Company Act of 1940, generally referring to the WesMark Funds in this Code.

“Initial Public Offering” (“IPO”) means an offering of equity securities registered under the Securities Act of 1933 which had not previously been offered by the issuer.

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Securities laws and regulations include the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934, the Investment Company Act of 1940 (the “1940 Act”), the Investment Advisers Act of 1940 (the “Advisers Act”), all other applicable Federal securities laws (as defined in Rule 38a-1 of the 1940 Act and Rule 204A-1 of the Advisers Act), and applicable rules of the Financial Industry Regulatory Authority.

“Limited Offering” is an offering that is exempt from registration under the Securities Act of 1933, such as private placements and limited partnerships or limited liability companies.

“Reportable Security” means a security as defined by the 1940 Act2 except that it does not include:

•	Direct obligations of the Government of the United States;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and
•	Shares of open-end mutual funds.

Reportable securities include, but are not limited to:

•	Shares of any mutual fund advised by the Adviser, including each portfolio of the WesMark Funds;
•	Stocks, or any security that principally trades on a national securities exchange, including but not limited to, Exchange Traded Funds (”ETF”);
•	Bond and debt securities such as corporate and municipal bonds, notes, debentures and certificates;
•	Limited partnerships and limited liability companies;
•	Any put, call, straddle, option, or similar vehicle on any security or group or index of securities; and
•	In general, any interest or instrument commonly known as a security.

“Reportable Account” is an account at any Broker, Dealer, Bank, or other financial institution in which transactions in reportable securities may be executed, including retirement plan accounts and Section 529 plans if the account allows for transactions in Reportable Securities. Accounts held directly with mutual funds that are not advised by the Adviser are not Reportable Accounts.

Unlawful Actions

It is unlawful for any of the Trust’s affiliated persons with regard to the purchase or sale, directly or indirectly of any security held or to be acquired by the Fund:

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“Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

•	To employ any device, scheme or artifice to defraud the Fund;
•	To make any untrue or misleading statement of material fact;
•	To engage in any act, practice or course of business that operates or would operate as a fraud on the Fund; or
•	To engage in any manipulative practice with respect to the Fund.

Code of Ethics

The Trust and the Adviser are required under Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act to establish, maintain and enforce a written Code of Ethics containing provisions reasonably designed to prevent Access Persons from violating the Code and engaging in any unlawful conduct prohibited above.

The board of directors of a Fund, including a majority of directors who are not interested persons, must approve the Code of Ethics of a Fund, and the code of ethics of the investment adviser and principal underwriter of a Fund. Any material changes to the codes must also be approved, and approval must be obtained within six months after the adoption of the change. The approval must be based on a determination that the code contains provisions reasonably necessary to prevent Access Persons from engaging in any unlawful conduct identified above. Before approving a code of ethics, the board of directors must receive a certification from a Fund, investment adviser, of principal underwriter that it has adopted procedures reasonably designed to prevent Access Persons from violating a Fund’s, investment adviser’s, or principal underwriter’s code of ethics.

A Fund, investment adviser, and principal underwriter must implement procedures reasonably necessary to prevent violations of the codes of ethics. At least annually, a Fund, its investment adviser and principal underwriter must provide a Fund’s board with a written report that:

•	Describes any issue under the code of ethics or procedures since the last report, including material violation of the code or procedures and any sanctions imposed in response to those violations; and
•	Certifies that the Fund, its investment adviser, and principal underwriter have each adopted procedures reasonably necessary to prevent Access Persons from violating the code.

Compliance with Laws and Regulations

Access Persons are required to comply with all Federal securities laws, in connection with the purchase or sale either directly or indirectly, of any security held or considered for purchase by the Funds. Access Persons are not permitted to:

•	Defraud the Funds in any way;

•	Make a statement that omits material facts;
•	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the Funds;
•	Engage in any manipulative practice with the Funds; or
•	Engage in any manipulative practice with respect to securities, including price manipulation.

Access Person are required to comply with any other laws or regulations that may be applicable including, but not limited to, Regulation S-P (privacy requirements) and Anti-Money Laundering requirements imposed on Investment Companies.

Conflicts of Interest

Access Persons have a duty to act in the best interest of the Funds. This can be achieved by attempting to avoid conflicts of interest, and disclosing any conflict that may arise with respect to the Funds. Persons subject to this Code of Ethics must avoid situations that have the appearance of conflict or impropriety. Conflicts may include, but are not limited to:

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Conflicts between the Advisers Clients – Favoring the interests of one Fund over another, or persons associated with the Adviser favoring non-advisory clients over the Funds is prohibited and constitutes a breach of fiduciary duty;

•
Competing with Fund trades – Access Persons are prohibited from using knowledge of pending transactions in the Funds or transactions in Reportable Securities considered for purchase or sale by the Funds;

•
Disclosure of Personal Interest – Advisory Persons are prohibited from recommending, implementing or considering any securities transactions for the Funds if they have any material beneficial ownership, business or personal relations, or other material interest in an issuer; and

•	Brokerage – Advisory Persons must comply with the Funds’ and the Adviser’s policies and procedures regarding brokerage, including allocation, best execution, soft dollars and directed brokerage.

Insider Trading

The Funds and the Adviser have a policy and procedure that prohibits insider trading (Exhibit A). Access Persons are prohibited from purchasing or selling securities, either personally or on behalf of others while in possession of material non-public information about that security. Access Persons are also prohibited from communicating material non-public information to any person other than the President and/or the Chief Compliance Officer of the Funds and the Adviser. Advisory Persons are annually required to read the Insider Trading Policy and to certify that they understand the Policy and agree to comply with its provisions.

Initial Public Offerings

Access Persons are prohibited from purchasing any equity securities in an Initial Public Offering (IPO). Exceptions to this prohibition are:

•	IPO of securities of the employer of an Access Person’s spouse, when the shares are offered to all employees at the spouse’s level;
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IPO of securities as the result of the demutualization of an insurance company or depository institution where the Access Person is a policy holder or depositor of the company and the securities are offered to all persons with the same policy or depositor status;

•	IPO of diversified investment funds, including closed-end funds and unit investment trusts; and
•	IPO of fixed income securities are permitted, however no Advisory Person will be allowed to invest in a fixed income security during a blackout period caused by a Fund trade.

Private Placement Offerings

Acquisition of securities through a private placement offering must be pre-cleared with the Funds’ and Adviser’s Chief Compliance Officer and express approval must be obtained. Factors consider before granting approval include:

•	Whether the investment opportunity should be reserved for the Funds; and
•	Whether the investment opportunity is being offered because of the Access Person’s position with the Funds or the Adviser.

Access Persons must disclose the investment in private placement offerings if the Adviser subsequently considers the same private placement offering as an investment for the Funds. Under these circumstances, the Access Person that acquired the private placement offering must recuse himself/herself from the decision making process with regard to the acquisition of the same security by the Funds.

Short Term Trading

Execution of short-term trades in personal accounts, or accounts over which control is exercised, is strongly discouraged. Short-term trades are considered to be transactions where the opening transaction is within 31 days of the closing transaction.

Reporting Requirements of Access Persons

Access Persons of the Trust and the Adviser must make the following reports to the Trust’s and Adviser’s Chief Compliance Officer, unless excepted under Rule 17j-1(d)(2)3 of the 1940 Act:

Initial Holdings Report must be made within 10 days of becoming an Access Person and the information must be current as of a date not more than 45 days prior to the date the person became an Access Person. For each Reportable Security in which the Access Person has any direct or indirect beneficial interest, the report must include:

•	Issuer Name;
•	Number of Shares and Principal Amount of each security;

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(2) Exceptions from reporting requirements. (i) A person need not make a report under paragraph (d)(1) of this section with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

(ii)
A director of a Fund who is not an “interested person” of the Fund within the meaning of section 2(a)(19) of the Act [15 U.S.C. 80a-2(a)(19)], and who would be required to make a report solely by reason of being a Fund director, need not make:

(A)	An initial holdings report under paragraph (d)(1)(i) of this section and an annual holdings report under paragraph (d)(1)(iii) of this section; and

(B)
A quarterly transaction report under paragraph (d)(1)(ii) of this section, unless the director knew or, in the ordinary course of fulfilling his or her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered Security.

(iii)	An Access Person to a Fund's principal underwriter need not make a report to the principal underwriter under paragraph (d)(1) of this section if:

(A)	The principal underwriter is not an affiliated person of the Fund (unless the Fund is a unit investment trust) or any investment adviser of the Fund; and

(B)	The principal underwriter has no officer, director or general partner who serves as an officer, director or general partner of the Fund or of any investment adviser of the Fund.

(iv)
An Access Person to an investment adviser need not make a separate report to the investment adviser under paragraph (d)(1) of this section to the extent the information in the report would duplicate information required to be recorded under §275.204-2(a)(13) of this chapter.

(v)
An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, investment adviser or principal underwriter with respect to the Access Person in the time period required by paragraph (d)(1)(ii), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund, investment adviser or principal underwriter.

(vi)	An Access Person need not make a quarterly transaction report under paragraph (d)(1)(ii) of this section with respect to transactions effected pursuant to an Automatic Investment Plan.

•	The name of any broker, dealer, or bank with whom an account is maintained; and
•	The date the report is submitted by the Access Person

Quarterly Transaction Reports must be submitted to the Trust’s and Adviser’s Chief Compliance Officer no later than 30 days after the end of a calendar quarter, and must include:

•	With respect to transactions in Reportable Securities in which an Access Person had any direct or indirect beneficial interest:

o	The date of the transaction, issuer name, interest rate and maturity date, if applicable, the number of shares and principal amount of each security;
o	Nature of the transaction (purchase, sale, or other type of acquisition or disposition);
o	Price of the Reportable Security;
o	Name of the broker, dealer, or bank carrying the account; and
o	The date the report is submitted.

•	With respect to any account established by the Access Person during the quarter:

o	The name of the broker, dealer, or bank with which the account was established;
o	The date the account was established; and
o	The date the report is submitted.

Annual Holdings Reports must be submitted to the Trust’s and Adviser’s Chief Compliance Officer each year and must be current as of a date no more than 45 days before the report is submitted. Each Holdings Report must include:

•	The issuer, number of shares and principal amount of each Reportable Security in which the Access Person had any direct or indirect beneficial ownership;
•	The name of any broker, dealer, or bank with whom the Access Person maintains and account in which any securities are held for the direct or indirect benefit of the Access Person; and
•	The date the report is submitted.

Pre-Approval of Transactions

Advisory Persons are required to “pre-clear” all purchase and sale transactions in Reportable Securities by submitting a Pre-Clearance Request From to the Funds’ and Adviser’s compliance personnel. The following transactions do not require pre-clearance:

•	Purchase or sales transactions of Reportable Securities in an account over which the Advisory Person exercises no direct or indirect control;

•	Automatic or systematic investments or withdrawals;

•	Rebalancing of an account invested according to an asset allocation model that is periodically reallocated;

•	Acquisition of securities through certain corporate actions, such as dividend reinvestment, stock dividends, stock splits for example;

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Purchases and sales of shares of investment companies advised by the Adviser, as long as 1) shares have been held for 31 days or longer, and 2) the Funds’ and Advisers’ Chief Compliance Officers received copies of all confirmations or statements of all transactions within the 30 day period after the end of the calendar quarter; and

•	Other non-volitional transactions such as the assignment of options or exercise of an option at expiration.

Exceptions to Reporting Requirements

The initial, quarterly and annual reports described above do not need to include transactions in Reportable Securities in accounts over which an Access Person has no direct or indirect influence or control.

Trustees of the Fund who are not “interested persons” and who would be required to make the above reports only because they are a Trustee of the Funds do not have to make either an initial or annual holdings report. A quarterly transaction report is also not required unless the Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Fund Trustee, should have known that during the 15-day period immediately before or after making a purchase or sale in a Reportable Security, the Fund or Funds purchased or sold the Reportable Security, or the Fund or the Adviser considered purchasing or selling the same Reportable Security.

Quarterly transaction reports do not need to be made if a report would duplicate information contained in broker confirmations or account statements received by the Funds’ and Adviser’s Chief Compliance Officer within the required 30 day time period.

Quarterly transaction reports are not required to include transactions executed as part of an Automatic or Systematic Investment Plan.

Review of Reports

Initial and annual holdings reports, and quarterly transaction reports will be reviewed by the Funds’ and Adviser’s Chief Compliance Officer.

Notification of Reporting Requirements

The Funds’ and the Adviser’s Chief Compliance Officer will identify all Access Persons who are required to make the initial and annual holdings reports, and the quarterly transaction reports, and notify such persons of their reporting obligations no later than 10 days after becoming an Access Person.